Exhibit 4.105

Loan Agreement

Contract No. : GONGJIEDAIZIDI2014062625

Borrower : Ganglian Finance Leasing Co., Ltd

Lender : China Minsheng Bank Shijiazhuang Branch

Signing Date : June 26, 2014

Loan Amount : RMB100,000,000

Length of maturity : From June 26, 2014 to June 26, 2015

Use of Loan : Vehicle Purchase

Loan Interest : 7.80%

Debt Note:    Debt note is one of the part of the contract, not specified in the contract or records do not match the loan amount, date of draft, repayment date stated on the debt note, the loan documents shall prevail.

There are three Debt Note of the contract:

4.	Date of Draft : June 26, 2014

Draft Amount: RMB100,000,000

Date of Draft : June 26, 2014

Withdrawal Amount : RMB100,000,000

Payment Method : The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan.

Repayment Date : June 26, 2015

Loan Guarantee : Guaranty of Guarantee, Guaranty of Mortgage

- Shijie Kaiyuan Auto Trading Group Co., Ltd entered into The Maximum Mortgage Contract with the lender, with the contract no.GONGGAOBAOZIDI2014061805.

- Hebei Ruiliang Trading Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no.GONGGAODIZIDI2014061805.